Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
AT&T Oklahoma	SOLD	45%	12/28/00	$15,327,554	4/13/05	$21,430,000	$9,585,853
Comdata	100%	45%	5/15/01	$25,002,019	N/A	N/A	N/A
111 Southchase Boulevard	0%	17%	5/18/99	$5,121,827	N/A	N/A	N/A
Gartner	SOLD	17%	9/20/99	$8,347,618	4/13/05	$12,520,404	$2,118,499
Johnson Matthey	SOLD	17%	8/17/99	$8,056,392	10/5/04	$10,000,000	$1,653,361
Siemens	100%	45%	5/10/00	$14,294,990	N/A	N/A	N/A
20/20 Building	0%	17%	7/2/99	$9,546,210	N/A	N/A	N/A
WEIGHTED AVERAGE	75%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	March 1999 – March 2001

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 76% Tax-Preferred – 24%

AMOUNT RAISED	$35,611,192

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2006.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XII is in the holding phase of its life cycle. The Fund now owns interests in four properties, having sold the Johnson Matthey, Gartner, and AT&T Oklahoma buildings. Two of the remaining properties are 100% leased to tenants in the beginning-to-middle of their lease terms; the other two buildings are vacant. Our focus at this time involves leasing these two vacant properties and maximizing operating performance in the remaining assets in order to deliver what we believe will be greater overall performance for our investors.

While we do face some near-term leasing issues with the two vacant properties, the level of leasing interest at these properties has increased. These leasing challenges may impact operating performance, but we are aggressively working with these potential tenants to minimize any negative effects to the extent possible.

The second quarter 2006 operating distributions to the Cash-Preferred unit holders were 6.0% (see “Estimated Annualized Yield” table), consistent with the first quarter. The General Partners anticipate that operating distributions may decline in the near-term, given the potential re-leasing costs and capital improvements for the 20/20 and 111 Southchase buildings.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•	The AT&T Oklahoma building was sold on April 13, 2005, and $9,585,853 in net sale proceeds has been allocated to the Fund. The November 2005 distribution included $9,579,588 of these proceeds. The remaining $6,264 is being reserved for ongoing operations.

•	The Comdata building in Brentwood, Tennessee, outside Nashville, is 100% leased through May 2016.

•	The 111 Southchase Boulevard building in Greenville, South Carolina, is currently vacant. We are pursuing a number of market opportunities for this asset.

•	The Gartner building, located in Fort Myers, Florida, was sold on April 13, 2005, as part of a larger portfolio sale. The net sale proceeds allocated to the Fund from this sale were $2,118,499. The November 2005 distribution included $2,117,051 of these proceeds. The remaining $1,448 is being reserved for ongoing operations.

•	The Johnson Matthey property was sold on October 5, 2004, and $1,653,361 in net sale proceeds has been allocated to Fund XII. Of these proceeds, $1,450,000 was distributed to the limited partners in May 2005. The remaining net sale proceeds were included in the November 2005 distribution.

•	The Siemens building is located in Detroit, Michigan. The property is 100% leased, and the lease extends to 2010.

•	The 20/20 Building, located in Kansas City, Kansas, is currently vacant. We have engaged our local leasing team and are aggressively marketing this asset for lease.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
Per “Cash-Preferred” Unit	$10	$5.64	N/A	$2.94	$6.29
Per “Tax-Preferred” Unit	$10	$0.00	$-1.37	$7.70	$6.61

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.
(2)	This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD *

	Q1	Q2	Q3	Q4	AVG YTD
2006	6.00%	6.00%	—	—	—
2005	7.25%	5.00%	5.00%	7.00%	6.06%
2004	8.50%	6.00%	6.00%	6.00%	6.63%
2003	8.75%	8.25%	9.00%	9.00%	8.75%
2002	9.50%	9.50%	9.25%	9.25%	9.38%
2001	8.75%	9.25%	9.25%	9.50%	9.19%
2000	6.47%	7.49%	8.25%	8.50%	7.68%
1999	0.00%	0.00%	10.22%	11.48%	6.98%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2005	2004	2003	2002	2001	2000
-53.26%**	3.84%	9.68%	9.11%	7.31%	6.11%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

For a more detailed quarterly financial report, please refer to

Fund XII’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010